UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 30, 2016

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	000-50028	46-0484987
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3131 Las Vegas Boulevard South - Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On October 30, 2016, Wynn Macau, Limited (“WML”), an indirect subsidiary of Wynn Resorts, Limited, announced that Wynn Resorts (Macau), S.A. (“WRMSA”), an indirect subsidiary of WML, Palo Real Estate Company Limited, a subsidiary of WRMSA, and Leighton Contractors (Asia) Limited, our general contractor for the Wynn Palace project, reached final agreement to resolve their differences and fully settle all claims among the parties under the guaranteed maximum price construction (“GMP”) contract.  Among other things, the general contractor agreed to complete all outstanding work necessary to achieve final completion and the parties agreed to an increase of the guaranteed maximum price under the GMP contract to HK$23.1 billion (approximately $3.0 billion). WRMSA’s right to make warranty claims in the future is unaffected by the agreement. The performance of the general contractor continues to be backed by a full completion guarantee given by CIMIC Group Limited (formerly Leighton Holdings Limited), the parent company of the general contractor, as well as performance bonds for approximately 5% of the guaranteed maximum price.

The $300 million increase to the GMP pursuant to the agreement described above brings the final project budget for Wynn Palace to $4.4 billion.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: October 31, 2016	By:	/s/ Kim Sinatra
Kim Sinatra
Executive Vice President and General Counsel